Exhibit 99.B(h)(8)

AMENDMENT TO TRANSFER AGENCY AGREEMENT

AMENDMENT made as of June 9, 2015, between The Boston Trust & Walden Funds (formerly, The Coventry Group), a Massachusetts business Trust (the “Trust) and Boston Trust & Investment Management Company (formerly, United States Trust Company of Boston), a Massachusetts chartered banking and trust company (“Transfer Agent”), to that certain Transfer Agency Agreement, dated as of March 23, 1999, as amended, between the Trust and the Transfer Agent. All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, the parties wish to update the Agreement to reflect changes in Schedule A;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trust and the Transfer Agent hereby agree as follows:

1.                Addition -  Walden International Equity Fund

Schedule A to the Transfer Agency Agreement, attached hereto, is amended to include the Walden International Equity Fund.

2.                Miscellaneous.

(a)              This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)              Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c)              Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)              This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

THE BOSTON TRUST & WALDEN FUNDS

By:	/s/ Lucia Santini
Name:	Lucia Santini
Title:	President

BOSTON TRUST & INVESTMENT MANAGEMENT COMPANY

By:	/s/ Lucia Santini
Name:	Lucia Santini
Title:	Managing Director

Dated as of:
June 9, 2015

Schedule A
To the

Transfer Agency Agreement

between

The Boston Trust & Walden Funds

and

Boston Trust & Investment Management Company

Name of Fund

Boston Trust Asset Management Fund

Boston Trust Equity Fund

Boston Trust Midcap Fund

Boston Trust SMID Cap Fund

Boston Trust Small Cap Fund

Walden Asset Management Fund

Walden Equity Fund

Walden Midcap Fund

Walden SMID Cap Innovations Fund

Walden Small  Cap Innovations Fund

Walden  International  Equity Fund

THE BOSTON TRUST & WALDEN FUNDS (f/k/a The Conventry Group)		BOSTON TRUST & INVESTMENT MANAGMENT COMPANY (f/k/a/ United States Trust Company of Boston)

By:	/s/ Lucia Santini	By:	/s/ Lucia Santini
Name:	Lucia Santini	Name:	Lucia Santini
Title:	President	Title:	Managing Director